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EPOCH HOLDING CORPORATION

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EPOCH HOLDING CORPORATION
640 Fifth Avenue, 18th Floor
New York, New York 10019
(212) 303-7200

October 21, 2009

Dear Stockholders:

Despite one of the worst financial crises in history, which particularly affected financial services companies, we are pleased to report that our fiscal year ended June 30, 2009 was a relatively successful one. Assets under management (“AUM”) increased approximately 19%, from $6.6 billion to nearly $7.9 billion. The increase in AUM resulted from inflows from both new and existing clients and offset the sharp decline in global equity market values over this 12 month period. While global equity markets fell approximately 25-30% during our fiscal year, Firm revenues declined just 8%, from $33.8 million to $31.1 million. We also generated over $9.5 million in free cash flow during the fiscal year. Furthermore, as of September 30, 2009, our AUM increased to $9.8 billion reflecting price appreciation within equity markets during the quarter and the continuation of new business awards.

The Firm initiated a cash dividend at the annual rate of $0.10 per share in the second quarter of fiscal 2008. This rate was increased 20% in the first quarter of fiscal 2009 to an annual rate of $0.12 per share. A special dividend of $0.12 was also declared in December 2008. Additionally, approximately 375,000 shares have been repurchased to date under our share buyback program.

For almost all of our investment services, investment returns for the one and three year periods ended June 30, 2009, particularly on a risk-adjusted basis, met or exceeded expectations. Our well publicized and negative views on the housing and financial sectors, held since 2006, helped relative performance considerably.

As you know, the equity markets experienced unprecedented turmoil during 2008 and 2009. After peaking in late 2007 at 14,000, the Dow Jones Industrial Average declined to a level below 7,000 in March 2009. Since then, we have witnessed a 50% surge in equity market values reflecting the massive intervention in the global economy and the capital markets by governments and central banks around the world. It is unclear at this moment whether we will successfully transition from an economy rescued by government stimulus to one led by demand from the private sector, which can be characterized as a “sustainable recovery.” In any case, our Firm is well prepared to perform for clients during periods of uncertainty and volatility in the capital markets.

As a result of our strong balance sheet (no debt and nearly $45 million in cash and liquid investments, or approximately $2.00 per share, at the time of this writing) and an experienced investment team, we are confident in our ability to continue building our franchise. Reflecting our financial strength, our investment philosophy, and our above average risk-adjusted performance, we are well positioned for the future.

Our ultimate objective is the creation of a global asset management firm led by accomplished and experienced professionals who combine in-house research and insight with a dedication to serving the informed investor. In keeping with this mission statement, we seek to identify value creating opportunities for our clients, our employees, and our shareholders.

Sincerely,

Allan R. Tessler Chairman of the Board	William W. Priest Chief Executive Officer